SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C.  20549

                                     FORM 15

      Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File
         Reports Under Sections 13 and 15(d) of the Exchange Act of 1934

                                    033-98522
                             ----------------------
                             Commission File Number

                         GREAT LAKES CARBON CORPORATION
             ----------------------------------------------------
            (Exact name of registrant as specified in its charter)

     551 FIFTH AVENUE, SUITE 3600, NEW YORK, NEW YORK  10176 (212) 370-5770
 ---------------------------------------------------------------------------
 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                        10% SENIOR SECURED NOTES DUE 2006
           --------------------------------------------------------
           (Title of each class of securities covered by this Form)

                                    NONE
 ---------------------------------------------------------------------------
 (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains

      Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)  [x  ]              Rule 12h-3(b)(1)(ii) [  ]
         Rule 12g-4(a)(1)(ii) [   ]              Rule 12h-3(b)(2)(i)  [  ]
         Rule 12g-4(a)(2)(i)  [   ]              Rule 12h-3(b)(2)(ii) [  ]
         Rule 12g-4(a)(2)(ii) [   ]
         Rule 12h-3(b)(1)(i)  [   ]              Rule 15d-6         [   ]


      Approximate number of holders of record as of the certification or
 notice date:   __0_____

      Pursuant to the requirements of the Securities Exchange Act of 1934, Great Lakes Carbon Corporation, has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


 DATE: September 1, 1998               BY:  /s/ James D. McKenzie
                                            ______________________________
                                            Name:  James D. McKenzie
                                            Title: President and Chief
                                                    Executive Officer